Exhibit 99.1
Shoulder Innovations Reports Second Quarter 2025 Financial Results
Company to Participate in a Fireside Chat at the Morgan Stanley 23rd Annual Global Healthcare Conference Today at 8:30 a.m. ET

Grand Rapids, MI – September 9, 2025 – Shoulder Innovations, Inc. (Shoulder Innovations, or the company) (NYSE: SI), a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, today reported financial results for the second quarter ended June 30, 2025.

Recent Business Highlights
•Increased net revenue 33% year-over-year to $11.0 million in the second quarter of 2025, in-line with the range provided in the company’s Registration Statement
•Achieved gross margin of 76.2% in the second quarter of 2025
•Sold 1,503 total implant systems in the second quarter of 2025, a 34% increase year-over-year
•Closed a $40 million convertible notes financing
•Completed an initial public offering (IPO), raising $75 million of gross proceeds
•Appointed Rick Buchholz to its Board of Directors
•Expanded I-Series humeral stem product line with the full commercial launch of the InSet™ 70

“We are pleased with both our second quarter performance, which was in-line with the preliminary estimates, and the momentum in our business,” said Rob Ball, CEO of Shoulder Innovations. “Our financial results and operational progress reflect accelerating market adoption of our advanced implant systems for anatomic and reverse total shoulder arthroplasty. Additionally, we are expanding our base of surgeon customers, which increased nearly 50% year-over-year in the second quarter.”

“From a balance sheet perspective, we are also excited to have successfully completed our convertible notes financing and IPO, and are grateful for the support of all the investors who participated,” Mr. Ball continued. “With these financings, we are well-positioned to continue scaling our investments to execute on our growth strategies. We look forward to further advancing our mission of transforming shoulder arthroplasty and our efforts to enable best-in-class outcomes for shoulder specialists and their patients and create long-term shareholder value.”

Second Quarter 2025 Financial Results
Net revenue in the second quarter of 2025 increased 33% to $11.0 million, compared to $8.3 million in the second quarter of 2024. The increase was due to an increase in the number of implant systems sold, as well as an increase in the number of new customers.

Gross margin in the second quarter of 2025 was 76.2%, compared to 76.9% in the second quarter of 2024.

Selling, general, and administrative expenses in the second quarter of 2025 increased 40% to $12.8 million, compared to $9.2 million in the second quarter of 2024. The increase was primarily due to increased headcount in the commercial organization, higher legal costs related to litigation, and increased legal, accounting, and professional service fees related to the transition to a public company.

Research and development expenses in the second quarter of 2025 increased 21% to $1.4 million, compared to $1.2 million in the second quarter of 2024. The increase was due to investment in new product development efforts.

Operating loss in the second quarter of 2025 was $5.9 million, compared to a loss of $4.0 million in the second quarter of 2024.

Net loss in the second quarter of 2025 was $19.2 million, compared to a net loss of $4.2 million in the second quarter of 2024. The increase was primarily related to a $13.1 million expense for changes in the fair value of the company’s preferred stock warrant liability and Series E purchase option.

Adjusted EBITDA in the second quarter of 2025 was a loss of $18.1 million, compared to a loss of $3.2 million in the second quarter of 2024. The increase in loss was primarily due to the aforementioned changes in the fair value of the company’s preferred stock warrant liability and Series E purchase option.

As of June 30, 2025, cash, cash equivalents, and marketable securities totaled $39.6 million. The company received an aggregate of approximately $115 million of gross proceeds from the issuance of its convertible notes in July 2025 and its IPO, which closed on August 1, 2025.

2025 Financial Outlook
Shoulder Innovations expects revenue for the full year 2025 to be in the range of $42 million to $44 million, representing growth of approximately 33% to 39% over full year 2024 revenue.

Morgan Stanley 23rd Annual Global Healthcare Conference
Members of management will participate in a fireside chat at the Morgan Stanley 23rd Annual Global Healthcare Conference today, September 9, 2025, at 8:30 a.m. ET. A live and archived webcast of the fireside chat will be available on the “Investor Relations” section of the Shoulder Innovations website at https://ir.shoulderinnovations.com/.

Use of Non-GAAP Financial Measures and Key Business Metrics
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that non-GAAP financial measures can be useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions. We use and present Adjusted EBITDA for this purpose. We define Adjusted EBITDA as net loss before interest expense, net, income tax expense, depreciation and amortization, stock-based compensation expense.
We believe that Adjusted EBITDA, together with a reconciliation to net loss, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. However, Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these potential limitations include: other companies, including companies in our industry which have similar business arrangements, may report Adjusted EBITDA, or similarly titled measures but calculate them differently, which reduces their usefulness as comparative measures; although depreciation and amortization expenses are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditures for such replacements or for new capital expenditure requirements; Adjusted EBITDA also does not reflect changes in, or cash requirements for, our working capital needs or the potentially dilutive impact of stock-based compensation; and Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on existing or future debt that we may incur. Because of these and other limitations, you should consider Adjusted EBITDA only as supplemental to other GAAP-based financial measures.
In addition, we believe that the number of implant systems sold is a key business metric and a useful indicator of our ability to drive demand for our implant systems, generate net revenue and expand our business. We regularly review a number of operating and financial metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate our business plan and make strategic decisions.
About Shoulder Innovations
Shoulder Innovations is a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, with a current offering of advanced implant systems for shoulder arthroplasty. These systems are a core element of Shoulder Innovations’ ecosystem, which is designed to improve core components of shoulder surgical care – preoperative planning, implant design and procedural efficiency – to benefit each stakeholder in the care chain. Shoulder Innovations’ ecosystem is also comprised of enabling technologies, efficient instrument systems, specialized support and surgeon-to-surgeon collaboration. Together, these elements seek to address the long-standing clinical and operational challenges in the shoulder surgical care market by delivering predictable outcomes, procedural simplicity, and efficiency across all sites of care.

Forward-Looking Statements
This press release contains, and other communications of the Company may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.”

Statements concerning the Company’s future are forward-looking statements, and are based on management’s current expectations, assumptions and beliefs about the Company’s business, financial performance, creation of long-term shareholder value, operating results, the industry in which we operate and possible future events. These statements include, but are not limited to, statements regarding the Company’s anticipated growth prospects and future operating and financial performance. Forward-looking statements convey the Company’s expectations, intentions, or forecasts about future events, circumstances, results, or aspirations. Forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, which may change over time and many of which are beyond the Company’s control, and that could cause the Company’s actual results to materially and adversely differ from those expressed in any forward-looking statement, including our history of significant net losses; failure to manage the growth of our business; our inability to compete successfully against our existing or potential competitors; failure to develop, retain, or expand an effective dedicated commercial leadership team; risks associated with litigation; our dependence upon the adoption of our implant systems by hospitals, ambulatory surgery centers, surgeons and patients; our ability to enhance our implant systems, expand our indications and develop and commercialize additional products in a timely manner; risks associated with our third-party manufacturers and suppliers; demand forecasts for our implant systems; our ability to demonstrate to shoulder specialists or key opinion leaders the merits of our implant systems; federal and state healthcare laws and government regulation and oversight over our devices and operations; our ability to obtain and maintain patent and other intellectual property protection over our products; risks associated with our common stock and the other important factors described in our Quarterly Report on Form 10-Q for the three months ended June 30, 2025 and other SEC filings.

These documents are available in the Investor Relations section of the Company’s website at www.shoulderinnovations.com (information on the website is not incorporated by reference into this presentation and should not be considered part of this document).
You should not place undue reliance on forward-looking statements. The information in this press release is provided as of today’s date only, and, except as required by federal securities law, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or for any other reason after today.

Contact
Brian Johnston or Sam Bentzinger
Gilmartin Group LLC
ir@shoulderinnovations.com

Shoulder Innovations, Inc.
Condensed Statements of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net Revenue	$11,013	$8,260	$21,145	$15,444
Cost of Goods Sold	2,620	1,906	4,961	3,572
Gross Profit	8,393	6,354	16,184	11,872
Selling, General, and Administrative Expenses	12,849	9,172	23,351	16,876
Research and Development	1,406	1,162	2,989	2,232
Operating Loss	(5,862)	(3,980)	(10,156)	(7,236)
Other Expense
Interest expense, net	216	292	583	609
Change in fair value of Series E purchase option	11,719	—	11,719	—
Other expense (income), net	1,399	(100)	1,400	(73)
Total Other Expense	13,334	192	13,702	536
Loss before income tax expense	(19,196)	(4,172)	(23,858)	(7,772)
Income Tax Expense	—	—	—	—
Net Loss	(19,196)	(4,172)	(23,858)	(7,772)

Other Comprehensive (loss), net
Unrealized gain (loss) on marketable securities	1	(57)	(115)	(15)
Total Other Comprehensive income (loss), net	1	(57)	(115)	(15)
Comprehensive loss	$(19,195)	$(4,229)	$(23,973)	$ (7,787)

Net loss per share attributed to common stock – basic and diluted:
Net loss per share	$(165.53)	$(72.74)	$(232.13)	$ (135.51)
Weighted average shares outstanding:
Weighted average common shares outstanding – basic and diluted	115,965	57,354	102,775	57,354

Shoulder Innovations, Inc.
Condensed Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$27,054	$6,123
Marketable securities	12,581	8,921
Trade accounts receivable, net of allowance for credit losses	6,886	5,122
Inventories, net	17,081	13,955
Prepaid expenses	691	431
Other current assets	4,618	573
Total Current Assets	68,911	35,125
Property and equipment, net	8,506	7,487
Operating lease right-of-use asset	162	68
Intangible assets, net	250	400
Total Assets	77,829	43,080
Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current Liabilities
Accounts payable	6,042	4,860
Current operating lease obligations	82	47
Accrued liabilities	6,370	2,740
Total Current Liabilities	12,494	7,647
Long-Term Liabilities
Preferred stock warrant liability	1,967	970
Long-term debt	14,784	14,658
Other long-term liabilities	84	25
Total Long-Term Liabilities	16,835	15,653
Total Liabilities	29,329	23,300
Commitments and contingencies
Convertible Preferred Stock	126,700	74,475
Stockholders’ Deficit
Common stock, $0.001 par value, 280,986,575 shares authorized, and 2,839,173 issued and outstanding as of June 30, 2025 and 212,366,763 shares authorized and 83,882 issued and outstanding as of December 31, 2024	1	1
Additional paid-in capital	2,616	2,148
Accumulated deficit	(80,899)	(57,041)
Accumulated other comprehensive income	82	197
Total Stockholders’ Deficit	(78,200)	(54,695)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit	$77,829	$43,080

Shoulder Innovations, Inc.
Reconciliation of Reported Net Loss to Adjusted EBITDA
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net loss	$ (19,196)	$ (4,172)	$ (23,858)	$ (7,772)
Interest expense, net	216	292	583	609
Income tax expense	—	—	—	—
Depreciation and amortization expense	717	515	1,385	1,013
Stock-based compensation expense	190	170	317	338
Adjusted EBITDA	$ (18,073)	$ (3,195)	$ (21,573)	$ (5,812)